Exhibit 99.1

            Heinz Announces Outstanding Results for Fiscal
Year 2007, Exceeding Key Targets Established in Its Superior Value and
                             Growth Plan

          Heinz Raises Earnings Outlook for Fiscal Year 2008,
   Citing Strong Innovation Pipeline and Solid Business Fundamentals

                     Heinz Raises Dividend by 8.6%

    PITTSBURGH--(BUSINESS WIRE)--May 31, 2007--FULL YEAR HIGHLIGHTS:

    -- For the full year, Heinz drove EPS growth of 13.3% to $2.38 (including 55 cents in the fourth quarter) from continuing operations excluding prior year special items. Prior year EPS of $2.10 excludes special charges of $0.80 per share. On a reported basis, EPS from continuing operations grew 84%.

    -- Sales grew 4.1%, driven by net pricing gains and solid volume growth, despite one less week in Fiscal 2007 versus the prior year. Sales for the Company's Top 15 Brands grew 8.5% and sales in the emerging "RICIP" markets increased 13%.

    -- Heinz achieved 7.2% growth in Operating Income (from continuing operations excluding prior year special items), including a $64 million incremental investment in consumer marketing - an increase of 24%. On a reported basis, operating income from continuing operations increased 30%.

    -- The Company generated $878 million of operating free cash flow (cash from operations less capital expenditures plus proceeds from disposals of PP&E), 10% above its target for the year and ahead of Fiscal 2006. Return on invested capital increased by 100 basis points to 15.8%.

    -- Heinz raised its earnings outlook for Fiscal 2008 to an EPS range of $2.54 to $2.60.

    The H. J. Heinz Company (NYSE:HNZ) today announced its fourth quarter and Fiscal Year 2007 results with full year EPS from continuing operations of $2.38, an increase of 13.3% over the prior year, excluding special items. The strong EPS results reflect solid top-line growth, margin improvement, and a renewed commitment to consumer-focused innovation. On a total company basis, Heinz reported net income growth of 21.7% to $785.7 million.

    For the full year, sales increased 4.1% to $9.0 billion and operating income increased $96.7 million, or 7.2%, excluding prior year special items, to $1.45 billion, driven by the sustained strong performance of the Company's North American Consumer Products, Asian, Latin American, Australian, and New Zealand businesses, and improving performance of the European business. The Company's top 15 brands all achieved impressive sales growth including Heinz(R) (+7%), Boston Market(R) (+39%), Pudliszki(R) (+32%), Smart Ones(R) (+13%) and Classico(R) (+12%). Heinz's global ketchup business reported strong results with 9% sales growth in Fiscal Year 2007.

    "Fiscal 2007 was a great year for Heinz as our business units successfully executed the first year of the FY07/08 Superior Value and Growth Plan, meeting or exceeding our key financial targets. We greatly enhanced our focus on the consumer with a stronger spotlight on health and wellness, increased investment in marketing for future growth, greater R&D, and impressive productivity measures that helped offset $180 million in commodity inflation," said William R. Johnson, Chairman, President and Chief Executive Officer. "Our increased investment in growth this past year establishes a strong foundation for Fiscal 2008, giving us the confidence to increase our earnings outlook to a range of $2.54 to $2.60 and to raise the dividend by 8.6% on top of last year's 16.7% increase."

    The Company outlined its two-year financial targets and operating goals on June 1, 2006, when Heinz unveiled its Superior Value and Growth Plan. The plan called for 12% EPS growth in FY07, $1 billion in net share repurchases and $355 million in productivity improvements over two years.

    "The quality of our FY07 results and our enhanced outlook for Fiscal 2008, confirm that our talented people, tighter portfolio and stronger brand focus have transformed Heinz into a more nimble, innovative and consumer-focused company," said William R. Johnson.

    (Comments herein refer to the following non-GAAP financial measures: adjusted operating income for Fiscal 2006, which excludes special items, and operating free cash flow. There have been no special items in Fiscal 2007. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they enable investors to use financial measures that management uses in addition to GAAP measures to evaluate the day-to-day operations of the business.)

    FULL YEAR SEGMENT HIGHLIGHTS

    NORTH AMERICAN CONSUMER PRODUCTS

    Sales of the North American Consumer Products segment increased 7.3%. Volume increased 2.6%, (despite one less week than last year) primarily as a result of strong growth in Smart Ones(R) and Boston Market(R) frozen entrees and desserts and Classico(R) pasta sauces. Pricing increased 2.1% largely due to Heinz(R) ketchup, Ore-Ida(R) frozen potatoes, Smart Ones(R) frozen entrees and Bagel Bites(R) and T.G.I. Friday's(R) frozen snacks. Acquisitions increased sales 1.9%.

    Adjusted operating income increased 6.1% driven by the strong growth in sales and reduced manufacturing costs. Operating income was constrained by increased commodity costs, and a 40% increase in marketing investment to sustain future growth.

    U.S. FOODSERVICE

    Reflecting the impact of one less week in the fiscal year and the impact of divestitures, sales of the U.S. Foodservice segment decreased 0.9%. Importantly, sales of the flagship ketchup business grew by more than 5%. Pricing increased sales 1.7%, largely due to Heinz(R) ketchup and tomato products, single serve condiments and frozen desserts. Volume decreased 0.4%, as higher volume in Heinz(R) ketchup was offset by declines resulting primarily from one less week in the fiscal year and a decision to exit certain low margin accounts. Divestitures, net of acquisitions, reduced sales 2.1%.

    Adjusted operating income increased 1.9%, primarily due to increased pricing and reduced selling and distribution expense (S&D), partially offset by higher commodity costs. S&D as a percentage of sales declined due to reduced transportation costs resulting from strong productivity initiatives.

    EUROPE

    Heinz Europe sales increased 3.0%. Pricing increased 1.7%, driven by value-added innovation and reduced promotions on Heinz(R) soup and pasta meals in the UK and in the Italian infant nutrition business. While the regions' volume declined 2.4% including the impact of one less week in the fiscal year, there were important volume improvements in ketchup, Heinz(R) beans and Weight Watchers(R) branded products. These were offset by Heinz(R) soup in the UK and market softness in non-Heinz Russian products and the non-branded European frozen businesses. Net divestitures reduced sales 3.7%, and favorable exchange translation rates increased sales by 7.3%.

    Adjusted operating income increased 7.6% due to higher pricing, the favorable impact of exchange translation rates and reduced general and administrative expenses ("G&A"), partially offset by increased marketing and by increased raw potato and other manufacturing costs in our frozen food business. The decrease in G&A is chiefly a result of prior year targeted workforce reductions, including the elimination of European headquarters.

    ASIA/PACIFIC

    Sales in Asia/Pacific increased 7.6%. Volume increased sales 4.2%, as a result of strong performance in Australia, New Zealand and China, reflecting increased brand marketing and new product introductions. Higher pricing increased sales 2.1%, mainly in response to commodity costs related to Indonesian sauces and drinks. Adjusted operating income increased 20.8% as a result of strong volume and margin improvement.

    REST OF WORLD

    Sales for Rest of World increased 2.9%. Volume increased 6.1% due primarily to market and share growth in nutritional drinks in India and sales growth in ketchup and baby food in Latin America. Pricing increased sales by 7.6% reflecting new product introductions and reduced promotions on ketchup as well as price increases on baby food in Latin America. Divestitures reduced sales 8.8% and foreign exchange translation rates reduced sales 1.9%. Adjusted operating income increased 17.8% due to increased volume and higher pricing.

    FOURTH QUARTER HIGHLIGHTS

    Solid fourth quarter results were in line with Heinz's expectations given one less week in the quarter which reduced order days by approximately 7% (2% for the full year). Heinz's top 15 brands grew sales 4.4% as a result of innovation and increased investment in marketing.

    During the fourth quarter, the Company substantially increased its marketing spend (+44%) as Heinz invested in future growth to support its upcoming robust new product pipeline. This spending was weighted heavily to the North American retail business which doubled its marketing investment from a year ago to drive brand awareness and trial as the Company enters the new Fiscal Year.

    In the quarter, sales increased by 0.6% as our healthy business momentum offset the one less week in the quarter compared to the previous year. Operating income equaled last year's operating income from continuing operations despite an increase in consumer marketing of $32 million in the fourth quarter. The effective tax rate in the quarter was 35.8%. EPS was $0.55 in the fourth quarter compared to $0.54 in the fourth quarter last year, excluding prior year special items.

    Heinz reported net income of $181.0 million, compared to net income of $167.9 million in the same period in the prior year.

    FISCAL YEAR 2008 OUTLOOK

    Looking ahead to Fiscal 2008, Heinz forecasts sales growth of around 4%, operating income growth of 7 to 9%, and an EPS range of $2.54 to $2.60 (up 7 to 9%).

    "Heinz is confident in its plans for sustaining momentum in Fiscal 2008 with a global pipeline of more than 200 consumer-validated new products designed to meet consumer demands for convenient healthy foods. We plan to support these initiatives with further increased marketing of $30 to $40 million," said William R. Johnson. "By the end of Fiscal Year 2008, we expect to have increased Heinz marketing spend by around $100 million or approximately 40% from FY2006 levels."

    Heinz expects its North American, Australian and New Zealand businesses to deliver strong and predictable growth in Fiscal 2008, and expects its emerging markets businesses in the RICIP and Latin American markets to grow to more than $1 billion in sales, driven by double-digit growth in China, India and Indonesia. Additionally, the Company is encouraged by the building momentum in Europe.

    With the May 2007 consolidation of the U.S. Foodservice and North American Consumer Products business under Executive Vice President, Dave Moran's leadership, Heinz expects to see improved results from the U.S. Foodservice business in the second half of Fiscal 2008.

    As Heinz previously announced on June 1, 2006, the Company expects to exit four to six manufacturing facilities in FY08 and will pursue additional global sourcing opportunities.

    Heinz will also continue to develop and improve its talent. "I am confident we have one of the best senior management teams in the consumer goods industry," Mr. Johnson said. "Our focus now is on developing our bench strength in the middle management ranks in each business unit through enhanced training, retention, and recruitment to ensure optimal execution of our business strategies."

    "Encouragingly, our more than 30,000 people across the world are collaborating more than ever to share their best ideas for product and process improvements."

    MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

    Heinz will host its 2007 investment and analyst presentation today at 8:30 a.m. (Eastern Time). The presentation will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The presentation is available live for Media (listen only) at (866) 648-9952.

    The meeting will be hosted by William R. Johnson - Chairman,
President and Chief Executive Officer; Art Winkleblack - EVP and Chief Financial Officer; David Moran - EVP, President & CEO, Heinz North America; Scott O'Hara - EVP, President & CEO, Heinz Europe; and
Margaret Nollen - Vice President, Investor Relations.

    SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

    --  sales, earnings, and volume growth,

    --  general economic, political, and industry conditions,

    -- competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

    --  the availability of raw materials and packaging,

    -- the ability to identify and anticipate and respond through innovation to consumer trends,

    --  the need for product recalls,

    --  the ability to maintain favorable supplier relationships,

    --  currency valuations and interest rate fluctuations,

    --  changes in credit ratings,

    -- the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

    -- approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

    --  the ability to successfully complete cost reduction programs,

    -- the ability to effectively integrate acquired businesses, new product and packaging innovations,

    --  product mix,

    -- the effectiveness of advertising, marketing, and promotional programs,

    --  supply chain efficiency,

    --  cash flow initiatives,

    -- risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

    -- changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

    --  the success of tax planning strategies,

    -- the possibility of increased pension expense and contributions and other people-related costs,

    -- the potential adverse impact of natural disasters, such as flooding and crop failures,

    --  the ability to implement new information systems; and

    --  other factors described in "Risk Factors" and "Cautionary
        Statement Relevant to Forward-Looking Information" in the
        Company's Form 10-K for the fiscal year ended May 3, 2006.

    The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

    ABOUT HEINZ: H. J. Heinz Company, offering "Good Food Every Day"(TM) is one of the world's leading marketers and producers of nutritious foods in ketchup, condiments, sauces, meals, soups, snacks and infant foods. Heinz provides superior quality, taste and nutrition to people eating at home, at restaurants, at the office and "on-the-go." Heinz is a global family of leading brands, including Heinz(R) ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz's total sales), Ore-Ida(R) potato products, Weight Watchers(R) Smart Ones(R) entrees, Boston Market(R) meals, T.G.I. Friday's(R) snacks, and Plasmon infant nutrition. Heinz has number-one or number-two brands on five continents, showcased by Heinz(R) ketchup, The World's Favorite Ketchup(R). Information on Heinz is available at www.heinz.com.



                 H. J. Heinz Company and Subsidiaries
                  Consolidated Statements of Income
               (In Thousands, Except per Share Amounts)

                        Fourth Quarter Ended      Fiscal Year Ended
                       ----------------------- -----------------------
                       May 2, 2007 May 3, 2006 May 2, 2007 May 3, 2006
                         FY 2007     FY 2006     FY 2007     FY 2006
                       ----------- ----------- ----------- -----------

 Sales                 $2,414,293  $2,399,652  $9,001,630  $8,643,438
 Cost of products sold  1,492,524   1,593,629   5,608,730   5,550,364
                       ----------- ----------- ----------- -----------
 Gross profit             921,769     806,023   3,392,900   3,093,074

 Selling, general and
  administrative
  expenses                554,009     557,873   1,946,185   1,979,462
                       ----------- ----------- ----------- -----------
 Operating income         367,760     248,150   1,446,715   1,113,612

 Interest income           12,722      11,699      41,869      33,190
 Interest expense          91,418      87,155     333,270     316,296
 Asset impairment
  charge for cost and
  equity investments            -     110,994           -     110,994
 Other expense, net        (6,895)     (6,215)    (30,915)    (26,051)
                       ----------- ----------- ----------- -----------

 Income from continuing
  operations before
  income taxes            282,169      55,485   1,124,399     693,461

 Provision for income
  taxes                   101,137      54,405     332,797     250,700
                       ----------- ----------- ----------- -----------
 Income from continuing
  operations              181,032       1,080     791,602     442,761

 Income/(loss) from
  discontinued
  operations, net of
  tax                           -     166,829      (5,856)    202,842
                       ----------- ----------- ----------- -----------
 Net income            $  181,032  $  167,909  $  785,746  $  645,603
                       =========== =========== =========== ===========

 Income/(loss) per
  common share -
  Diluted
     Continuing
      operations       $     0.55  $        -  $     2.38  $     1.29
     Discontinued
      operations                -        0.50       (0.02)       0.59
                       ----------- ----------- ----------- -----------

     Net Income        $     0.55  $     0.50  $     2.36  $     1.89
                       =========== =========== =========== ===========

 Average common shares
  outstanding - diluted   327,784     337,471     332,468     342,121
                       =========== =========== =========== ===========

 Income/(loss) per
  common share - Basic
     Continuing
      operations       $     0.56  $        -  $     2.41  $     1.31
     Discontinued
      operations                -        0.50       (0.02)       0.60
                       ----------- ----------- ----------- -----------
     Net Income        $     0.56  $     0.50  $     2.39  $     1.90
                       =========== =========== =========== ===========

 Average common shares
  outstanding - basic     323,763     334,625     328,625     339,102
                       =========== =========== =========== ===========

 Cash dividends per
  share                $     0.35  $     0.30  $     1.40  $     1.20
                       =========== =========== =========== ===========

Note: Fiscal 2006 includes special items.
(Totals may not add due to rounding)




                 H. J. Heinz Company and Subsidiaries
                             Segment Data

                        Fourth Quarter Ended      Fiscal Year Ended
                       ----------------------- -----------------------
                       May 2, 2007 May 3, 2006 May 2, 2007 May 3, 2006
                         FY 2007     FY 2006     FY 2007     FY 2006
                       ----------- ----------- ----------- -----------
Net external sales:
   North American
    Consumer Products  $  737,770  $  725,348  $2,739,527  $2,554,118
   U.S. Foodservice       397,491     430,179   1,556,339   1,569,833
   Europe                 838,484     828,083   3,076,770   2,987,737
   Asia/Pacific           316,309     297,564   1,201,928   1,116,864
   Rest of World          124,239     118,478     427,066     414,886
                       ----------- ----------- ----------- -----------
   Consolidated Totals $2,414,293  $2,399,652  $9,001,630  $8,643,438
                       =========== =========== =========== ===========

Intersegment revenues:
   North American
    Consumer Products  $   12,739  $   12,856  $   51,204  $   51,489
   U.S. Foodservice         5,962       6,354      23,513      23,285
   Europe                   6,166       3,249      21,308      12,455
   Asia/Pacific               915         602       4,225       2,304
   Rest of World              293         901       1,569       1,843
   Non-Operating          (26,075)    (23,962)   (101,819)    (91,376)
                       ----------- ----------- ----------- -----------
   Consolidated Totals $        -  $        -  $        -  $        -
                       =========== =========== =========== ===========

Operating income
 (loss):
   North American
    Consumer Products  $  154,634  $  157,978  $  625,675  $  583,367
   U.S. Foodservice        47,179      22,726     216,115     177,292
   Europe                 155,723      89,421     566,362     414,178
   Asia/Pacific            32,762      31,467     135,782      85,211
   Rest of World           18,310      11,562      53,879      17,854
   Non-Operating          (40,848)    (65,004)   (151,098)   (164,290)
                       ----------- ----------- ----------- -----------
   Consolidated Totals $  367,760  $  248,150  $1,446,715  $1,113,612
                       =========== =========== =========== ===========

Operating income
 (loss) excluding
 special items:
   North American
    Consumer Products  $  154,634  $  162,141  $  625,675  $  589,958
   U.S. Foodservice        47,179      50,436     216,115     212,053
   Europe                 155,723     153,913     566,362     526,372
   Asia/Pacific            32,762      31,765     135,782     112,440
   Rest of World           18,310      18,688      53,879      45,732
   Non-Operating          (40,848)    (48,847)   (151,098)   (136,564)
                       ----------- ----------- ----------- -----------
   Consolidated Totals $  367,760  $  368,096  $1,446,715  $1,349,991
                       =========== =========== =========== ===========

The company's revenues are generated via the sale of products in the following categories:

    Ketchup and Sauces $  975,960  $  985,223  $3,682,102  $3,530,346
    Meals and Snacks    1,077,453   1,055,505   4,026,168   3,876,743
    Infant Foods          266,157     265,313     929,075     863,943
    Other                  94,723      93,611     364,285     372,406
                       ----------- ----------- ----------- -----------
    Total              $2,414,293  $2,399,652  $9,001,630  $8,643,438
                       =========== =========== =========== ===========




                 H. J. Heinz Company and Subsidiaries
           Special Items - Fourth Quarter Ended May 3, 2006

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the fourth quarter ended May 3, 2006:

                               Fourth Quarter Ended May 3, 2006
                        ----------------------------------------------
                                                     Income
                                                       from
                           Net     Gross  Operating Continuing   Per
(amounts in millions)     Sales   Profit   Income   Operations  Share
                        --------- ------- --------- ---------- -------
Reported results from
 continuing operations  $2,399.7  $806.0    $248.2     $  1.1  $ 0.00
 Separation, downsizing
  and integration              -     8.1      58.7       26.1    0.08
 Net loss on disposals
  & impairments                -    61.8      61.3       51.2    0.15
 Asset impairment
  charges for cost and
  equity investments           -       -         -      105.6    0.31
 American Jobs Creation
  Act                          -       -         -       (3.3)  (0.01)
                        --------- ------- --------- ---------- -------
Results from continuing
 operations excluding
 special items          $2,399.7  $876.0    $368.1     $180.7  $ 0.54
                        ========= ======= ========= ========== =======

(Note: Totals may not add due to rounding.)




                 H. J. Heinz Company and Subsidiaries
            Special Items - Fiscal Year Ended May 3, 2006

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the fiscal year ended May 3, 2006:

                               Fiscal Years Ended May 3, 2006
                       -----------------------------------------------
                                                      Income
                                                        from
                          Net      Gross   Operating Continuing  Per
(amounts in millions)    Sales    Profit    Income   Operations Share
                       --------- --------- --------- ---------- ------
Reported results from
 continuing operations $8,643.4  $3,093.1  $1,113.6   $  442.8  $1.29
 Separation,
  downsizing and
  integration                 -      17.4     146.7       96.6   0.28
 Net loss on disposals
  & impairments               -      74.1      89.7       48.3   0.14
 Asset impairment
  charges for cost and
  equity investments          -         -         -      105.6   0.31
 American Jobs
  Creation Act                -         -         -       24.4   0.07
                       --------- --------- --------- ---------- ------
Results from
 continuing operations
 excluding special
 items                 $8,643.4  $3,184.6  $1,350.0   $  717.7  $2.10
                       ========= ========= ========= ========== ======

(Note: Totals may not add due to rounding.)




                 H. J. Heinz Company and Subsidiaries
                     Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated May 31, 2007:


Operating Free Cash Flow Calculation
(amounts in thousands)  Fourth Quarter Ended      Fiscal Year Ended
                       ----------------------- -----------------------
                       May 2, 2007 May 3, 2006 May 2, 2007 May 3, 2006
                         FY 2007     FY 2006     FY 2007     FY 2006
                       ----------- ----------- ----------- -----------
  Cash provided by
   operating activities  $672,623    $572,041  $1,062,288  $1,074,961
  Capital expenditures    (94,046)    (79,560)   (244,562)   (230,577)
  Proceeds from
   disposals of
   property, plant and
   equipment               18,811      14,218      60,661      19,373

                       ----------- ----------- ----------- -----------
       Operating Free
        Cash Flow        $597,388    $506,699  $  878,387  $  863,757
                       =========== =========== =========== ===========

    CONTACT: H. J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780
             Michael Mullen, 412-456-5751
             Michael.mullen@us.hjheinz.com
             or
             Investors:
             Margaret Nollen, 412-456-1048